SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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¨	Definitive Additional Materials
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Apple REIT Six, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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x	No fee required

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APPLE REIT SIX, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 14, 2009

     The Annual Meeting of Shareholders of Apple REIT Six, Inc. (the “Company”) will be held at the offices of the Company located at 814 East Main Street, Richmond, Virginia 23219, on Thursday, May 14, 2009 at 11:00 a.m., eastern daylight time, for the following purposes:

      1.  To elect two (2) directors, each of whom will serve for a three-year term; and

      2.  To transact such other business as may properly come before the meeting.

     If you were a holder of record of any Common Shares of the Company at the close of business on the record date of March 26, 2009, you are entitled to vote at the meeting. If you are present at the meeting, you may vote in person even though you have previously returned a proxy card.

     A proxy card for voting your shares is located in the envelope in which these proxy materials were mailed. Using information supplied on the enclosed proxy card, you may vote either by telephone, via the Internet or by mailing the proxy card. To vote by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To vote on the Internet, visit www.proxyvote.com. You will be asked to provide the company number and control number from the enclosed proxy card. To vote by mail, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you need a replacement proxy card, assistance may be obtained by calling Ms. Kelly Clarke in the Company’s Investor Services Department, at (804) 344-8121.

                                                                                                                                                                                            By Order of the Board of Directors

                                                                                                                                                                                            David Buckley
                                                                                                                                                                                            Secretary

April 9, 2009

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND
RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW
YOUR PROXY AND VOTE IN PERSON.

APPLE REIT SIX, INC.

PROXY STATEMENT
DATED
April 9, 2009

Annual Meeting of Shareholders
To Be Held
May 14, 2009

General

     The enclosed proxy is solicited by the management of Apple REIT Six, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held at the offices of the Company located at 814 East Main Street, Richmond, Virginia 23219, on Thursday, May 14, 2009 at 11:00 a.m., eastern daylight time, (the “Annual Meeting”). Your proxy may be revoked at any time before being voted at the Annual Meeting, either by a written notice of revocation that is received by the Company before the Annual Meeting or by conduct that is inconsistent with the continued effectiveness of the proxy, such as delivering another proxy with a later date or attending the Annual Meeting and voting in person.

     Unless your proxy indicates otherwise, all shares represented by a proxy that you sign and return will be voted FOR the election of the persons named therein as directors.

     This proxy statement and the enclosed proxy are being mailed to the common shareholders of record at the close of business on the record date of March 26, 2009 (the “Record Date”). The approximate date of such mailing is expected to be April 9, 2009. Such mailing to shareholders also will contain the Company’s Annual Report, which includes audited consolidated financial statements for the year ended December 31, 2008 (the “Annual Report”).

     At the close of business on the Record Date, a total of 91,449,600 common shares of the Company (the “Common Shares”) were outstanding and entitled to vote on all matters, including those to be acted upon at the Annual Meeting. The presence in person or by proxy of a majority of the Common Shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

Company Information

     The Company operates as a real estate investment trust, or “REIT,” for federal income tax purposes. The mailing address of the Company is 814 East Main Street, Richmond, Virginia 23219. Notice of revocation of proxies should be sent to Broadridge Financial Services, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attn: Issuer Services Department. The Company can be contacted, and public information about the Company can be obtained, by sending a written notice to Ms. Kelly Clarke, Investor Services Department, at the Company’s address as provided above or through its web site at www.applereitsix.com.

     The Company will be responsible for the costs of the solicitation set forth in this proxy statement. The Annual Report mailed with this proxy statement includes (except for Exhibits) the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2008. The Company’s Annual Report on Form 10-K and its other public federal securities filings also may be obtained electronically through the EDGAR system of the Securities and Exchange Commission at http://www.sec.gov. The proxy materials that were mailed are also available at http://materials.proxyvote.com/037852.

Ownership of Equity Securities

     The determination of “beneficial ownership” for purposes of this proxy statement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission. References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

     On the Record Date, the Company had a total of 91,449,600 issued and outstanding Common Shares. There are no shareholders known to the Company who beneficially owned more than 5% of its outstanding voting securities on such date. The following table sets forth the beneficial ownership of the Company’s securities by its directors and executive officers as of the Record Date:

Security Ownership of Management

		Amount and Nature of Beneficial Ownership(2)	Percent of Class
Title of Class(1)	Name of Beneficial Owner
Common Shares (voting)	Lisa B. Kern Michael S. Waters Bruce H. Matson Robert M. Wily Glade M. Knight Above directors and executive officers as a group	72,090 72,090 72,090 72,090 11,502 299,862	* * * * * *
Series A Preferred Shares (non-voting)	Lisa B. Kern Michael S. Waters Bruce H. Matson Robert M. Wily Glade M. Knight Above directors and executive officers as a group	72,090 72,090 72,090 72,090 11,502 299,862	* * * * * *
Series B Convertible Preferred Shares (non-voting)	Glade M. Knight	240,000	100%

*	Less than one percent of class.
(1)

All individuals listed in the table are directors. Executive officers not listed above for a particular class of securities hold no securities of such class. Each Unit consists of one Common Share and one Series A Preferred Share. The Series A Preferred Shares have no voting rights and are not separately tradable from the Common Shares to which they relate.

(2)

Amounts shown for individuals other than Glade M. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date. The Series B Convertible Preferred Shares are convertible into Commons Shares upon the occurrence of certain events, under a formula which is based on the gross proceeds raised by the Company during its best efforts offering of Units.

     Information regarding the Company’s equity compensation plans is set forth in note 6 to the Company’s audited consolidated financial statements, which are included as part of the Annual Report that accompanies this proxy statement.

Election of Directors

     Nominees. Two directors have been nominated for election at the Annual Meeting to the Company’s Board of Directors. If elected, the Board would continue to consist of five directors. The following table lists the nominees for election to the Board of Directors and indicates the length of the term they would have if elected:

Nominees for Election to Board of Directors	Length of term if Elected(1)
Lisa B. Kern	Three year term expiring in 2012
Michael S. Waters	Three year term expiring in 2012

(1)	Term would extend until the Annual Meeting of Shareholders for the year shown, or until a successor is duly elected and qualified, except in the event of prior resignation, death, or removal.

     Unless otherwise specified, all Common Shares represented by proxies will be voted FOR the election of the nominees listed. If any nominee ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named on the attached proxy card to vote for a substitute. No circumstances are presently known that would cause any nominee to be unavailable for election as a director. All of the nominees are now members of the Board of Directors and have been nominated by action of the Board of Directors. If a quorum is present, two positions on the Board of Directors will be filled by the election of the two properly nominated candidates who receive the greatest number of votes at the Annual Meeting, even if the nominee does not receive a majority of all votes represented and entitled to be cast.

     A shareholder who wishes to abstain from voting on the election of a director may do so by specifying, as provided on the enclosed proxy, that authority to vote for a nominee is to be withheld. By withholding authority in this manner, the Common Shares that otherwise could be voted by such shareholder will not be included in determining the number of Common Shares voted for such nominee. The Company will comply with instructions in a proxy executed by a broker or other nominee shareholder indicating that less than all of the Common Shares of the record shareholder on the Record Date are to be voted on a particular matter. All Common Shares that are not voted will be treated as Common Shares as to which voting authority has been withheld.

     Below is a list of the nominees and their ages, together with a brief description of their principal occupations and employment during at least the past five years and their directorships, if any, in public companies other than the Company.

     Lisa B. Kern. Ms. Kern, 48, is a director of the Company and First Vice President of Investments for Davenport & Co., LLC, an investment brokerage firm in Richmond, Virginia. From 1994 to 1996, Ms. Kern was with Kanawha Capital Management as a Vice President Portfolio Manager. In addition, Ms. Kern was with Crestar Bank (now SunTrust Bank) from 1989 to 1993. She also is a director of Apple REIT Seven, Inc. and Apple REIT Nine, Inc. She previously served as a director of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. until the companies were sold in May of 2007 and October of 2007, respectively. As discussed in a following section, Ms. Kern is the chairperson of the Company’s Audit Committee and has been a member of the Board since 2004.

     Michael S. Waters. Mr. Waters, 54, is a director of the Company and the President and co-founder of Partnership Marketing, Inc. From 1995 through 1998, Mr. Waters served as a Vice President and General Manager of GT Foods, a division of Good Times Home Video. From 1987 to 1995, he served as a Vice President and General Manager of two U.S. subsidiaries (Instant Products of America and Chocolate Products) of George Weston Ltd. (Canada), a fully-integrated food retailer and manufacturer. He also is a director of Apple REIT Eight, Inc. and Apple REIT Nine, Inc. He previously served as a director of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. until the companies were sold in May of 2007 and October of 2007, respectively. As discussed in a following section, Mr. Waters is a member of the Company’s Audit Committee and has been a member of the Board since 2004.

MANAGEMENT RECOMMENDS A VOTE “FOR” THE ABOVE NOMINEES.

     Other Directors. The following individuals constitute the directors of the Company whose terms expire after 2009.

     Glade M. Knight. Mr. Knight, 64, is Chairman and Chief Executive Officer of the Company. Mr. Knight is the founder, Chairman of the Board and Chief Executive Officer of Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. each of which is a REIT. Mr. Knight was the Chairman of the Board and Chief Executive Officer of Apple Hospitality Two, Inc., a lodging REIT, from 2001 until the company was sold to an affiliate of ING Clarion in May of 2007. Mr. Knight served in the same capacity for Apple Hospitality Five, Inc., another lodging REIT, from 2002 until the company was sold to Inland American Real Estate Trust, Inc. in October of 2007. At the time of sale, Apple Hospitality Two, Inc. owned 63 hotels in select metropolitan areas throughout the United States and Apple Hospitality Five, Inc. owned 27 hotels in select metropolitan areas throughout the United States. In addition, Mr. Knight served as Chairman and Chief Executive Officer of Cornerstone Realty Income Trust, Inc. until it merged with a subsidiary of Colonial Properties Trust in 2005. Following the merger, Mr. Knight became a trustee of Colonial Properties Trust. Cornerstone Realty Income Trust, Inc. owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Colonial Properties Trust is a self-administered equity REIT that is an owner, developer and operator of multifamily, office and retail properties in the sunbelt region of the United States. Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. each own hotels in selected metropolitan areas of the United States. Mr. Knight is Chairman of the Board of Trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university’s Entrepreneurial Department of the Graduate School of Business Management. Mr. Knight is a member of the Company’s Executive Committee. Mr. Knight has been a member of the Board since 2004 and his current term will expire in 2010.

     Bruce H. Matson. Mr. Matson, 51, is a director of the Company and a Vice President and Director of the law firm of LeClair Ryan, a Professional Corporation, in Richmond, Virginia. Mr. Matson joined LeClair Ryan in 1994 and has practiced law since 1983. He also is a director of Apple REIT Seven, Inc. and Apple REIT Nine, Inc. He previously served as a director of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. until the companies were sold in May of 2007 and October of 2007, respectively. As discussed in a following section, Mr. Matson is a member of the Company’s Executive Committee and the chairperson of its Compensation Committee. Mr. Matson has been a member of the Board since 2004. His current term will expire in 2011.

     Robert M. Wily. Mr. Wily, 59, is a director of the Company and an international judicial consultant. Mr. Wily was formerly the Director of Client Services of the Center for Claims Resolution in Princeton, New Jersey. He served as the Deputy Chief, Article III Judges Division, of the Administrative Office of the U.S. Courts from 1999 to 2000. He served as the Clerk of Court for the United States Bankruptcy Court for the Eastern District of Virginia from 1986 to 1999 and the District of Utah from 1981 to 1986. Prior to holding those positions, Mr. Wily was in the private practice of law. He also serves as a director of Apple REIT Eight, Inc. and Apple REIT Nine, Inc. He previously served as a director of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. until the companies were sold in May of 2007 and October of 2007, respectively. As discussed in a following section, Mr. Wily is a member of the Company’s Executive Committee, Audit Committee and Compensation Committee. Mr. Wily has been a member of the Board since 2004. His current term will expire in 2011.

Corporate Governance and Procedures for Shareholder Communications

     Board of Directors. The Company’s Board of Directors has determined that all of the Company’s directors, except Mr. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (which the Company, although not listed on a national exchange, has adopted for purposes of determining such independence). In making this determination, the Board considered all relationships between the director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

     The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors fees and options), (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company, or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity. The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement. In addition, the Board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

     Code of Ethics. The Board has adopted a Code of Business Conduct and Ethics for the Company’s officers, directors and employees, which will be provided by the Company upon request and without charge and is also available at the Company’s web site at www.applereitsix.com. The purpose of the Code of Business Conduct and Ethics is to promote (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, (b) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and (c) compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.

     Shareholder Communications. Shareholders may send communications to the Board or its members. Any such shareholder communication should be directed to Ms. Kelly Clarke, Investor Services Department (as described in the preceding section entitled “Company Information”). Such communications receive an initial evaluation to determine, based on the substance and nature of the communication, a suitable process for internal distribution, review and response or other appropriate treatment.

Committees of the Board

     Summary. The Board of Directors has three standing committees, which are specified below and have the following functions:

  Executive Committee. The Executive Committee has, to the extent permitted by law, all powers vested in the Board of Directors, except powers specifically withheld from the Committee under the Company’s bylaws.

  Audit Committee. The Audit Committee operates in accordance with a written charter that is available at the Company’ web site, www.applereitsix.com. The Audit Committee recommends to the Board of Directors, which annually ratifies the level of distributions to shareholders and has the other functions and responsibilities set forth in its charter. A report by the Audit Committee appears in a following section of this proxy statement.

  Compensation Committee. The Compensation Committee operates in accordance with a written charter that is available at the Company’s web site www.applereitsix.com and administers the Company’s incentive and stock option plans and oversees the compensation and reimbursement of directors and executive officers of the Company.

     Nomination Procedures. The Company has no nominating committee, and all nominating functions are handled directly by the full Board of Directors, which the Board believes is the most effective and efficient approach, based on the size of the Board and the current and anticipated operations and needs of the Company. Shareholders of record may nominate directors in accordance with the Company’s bylaws which require among other items notice sent to the Company’s Secretary not less than 60 days prior to a shareholder meeting that will include the election of board members. No nominations other than those made by the Board were received for the 2009 Annual Shareholder Meeting.

     Audit Committee Independence. The Board of Directors determined in 2008 that each current member of the Audit Committee (as shown in the following table) is “independent,” as defined in the listing standards of the New York Stock Exchange. To be considered independent, a member of the Audit Committee must not (other than in his or her capacity as a director or committee member, and subject to certain other limited exceptions) either (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary, or (b) be an affiliate of the Company or any subsidiary. The Audit Committee does not have a member who is a “financial expert” within the meaning of regulations issued by the Securities and Exchange Commission. The Company’s management believes that the combined experience and capabilities of the Audit Committee members are sufficient for the current and anticipated operations and needs of the Company. In this regard, the Board has determined that each Audit Committee member is “financially literate” and that at least one member has “accounting or related financial management expertise,” as all such terms are defined by the rules of the New York Stock Exchange.

     Meetings and Membership. The Board held a total of three meetings during 2008 (including regularly scheduled and special meetings). The following table shows both the membership of the Company’s standing committees during 2008 and the number of meetings held during 2008:

	Members of Committee During 2008	Number of Committee Meetings During 2008
Standing Committee
Executive	Glade M. Knight* Bruce H. Matson Robert M. Wily	0
Audit	Lisa B. Kern * Michael S. Waters Robert M. Wily	5
Compensation	Bruce H. Matson* Robert M. Wily	1

* Indicates Chairperson.

     Attendance and Related Information. It is the policy of the Company that directors should attend each annual meeting of shareholders. All of the directors attended the 2008 annual meeting. The Company also expects directors to attend each regularly scheduled and special meetings of the Board, but recognizes that, from time to time, other commitments may preclude full attendance. In 2008, each director attended at least 75% of the total number of those meetings of the Board of Directors that were held during the period in which he or she was a director. In addition, each director who served on a committee of the Board attended at least 75% of the total number of those meetings that were held by each applicable committee during the period of such service.

Compensation of Directors

       During 2008, the directors of the Company were compensated as follows:

     All Directors in 2008. All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors or a committee and in conducting the business of the Company.

     Independent Directors in 2008. The independent directors (classified by the Company as all directors other than Mr. Knight) received annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended in person and $1,000 for each committee meeting attended. Additionally, the Chair of the Audit Committee receives an additional fee of $2,500 per year and the Chair of the Compensation Committee receives an additional fee of $1,500 per year. Under the Company’s Non-Employee Directors Stock Option Plan, each non-employee director received options to purchase 18,137 Units, exercisable at $11 per Unit.

     Non-Independent Director in 2008. Mr. Knight received no compensation from the Company for his services as a director.

Director Summary Compensation
Director	Year	Fees Earned	Option Awards(1)	Total
Lisa B. Kern	2008	$25,500	$14,328	$39,828
Michael S. Waters	2008	23,000	14,328	37,328
Bruce H. Matson	2008	20,500	14,328	34,828
Robert M. Wily	2008	24,000	14,328	38,328
Glade M. Knight	2008	—	—	—

(1)	The amounts in this column reflect the amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R)

Executive Officers

     In 2008, the Company’s executive officers were Glade M. Knight, who served as Chief Executive Officer, David S. McKenney, who served as President of Capital Markets, Justin G. Knight (Glade M. Knight’s son), who served as Chief Operating Officer and Senior Vice President of Acquisitions, Kristian M. Gathright, who served as Senior Vice President of Operations, Bryan Peery, who served as Chief Financial Officer, Senior Vice President and Treasurer and David P. Buckley who served as Senior Vice President and General Counsel.

     David Buckley. Mr. Buckley, 41, currently serves as Executive Vice President and Chief Legal Counsel for the Company and has been with the Company since 2005. In addition, Mr. Buckley serves as Executive Vice President and Chief Legal Counsel for Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., each of which is a real estate investment trust. Mr. Buckley served as Senior Vice President and General Counsel for Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc., each of which were real estate investment trusts. Apple Hospitality Two, Inc. was sold to an affiliate of ING Clarion in May of 2007 and Apple Hospitality Five, Inc. was sold to Inland American Real Estate Trust, Inc. in October of 2007. Prior to his service with these companies, from 1999-2005, Mr. Buckley served as an associate, specializing in commercial real estate, with McGuireWoods LLP, a full-service law firm headquartered in Richmond, Virginia. Mr. Buckley holds a Juris Doctor degree Cum Laude from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts. Mr. Buckley is a member of the Virginia State Bar and the Richmond Bar Association.

     Kristian Gathright. Mrs. Gathright, 36, currently serves as Executive Vice President and Chief Operating Officer for the Company and has been with the Company since its inception. In addition, Mrs. Gathright serves as Executive Vice President and Chief Operating Officer for Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., each of which is a real estate investment trust. Mrs. Gathright served as Chief Operating Officer and Senior Vice President of Operations for Apple Hospitality Two, Inc. from its inception until it was sold to an affiliate of ING Clarion in May of 2007. Mrs. Gathright also served as Senior Vice President of Operations for Apple Hospitality Five, Inc. from its inception until it was sold to Inland American Real Estate Trust, Inc. in October of 2007. Prior to managing these companies, Mrs. Gathright served as Assistant Vice President and Investor Relations Manager for Cornerstone Realty Income Trust, a REIT which owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1996 to 1998, she was an Asset Manager and Regional Controller of the Northern Region Operations for United Dominion Realty Trust, Inc., a real estate investment trust. From 1994 to 1996, she served as a Senior Staff Accountant at Ernst & Young LLP. Mrs. Gathright holds a Bachelor of Science degree, Graduate with Distinction, in Accounting from the McIntire School of Commerce at University of Virginia, Charlottesville, Virginia. Mrs. Gathright passed the Virginia CPA Exam in 1994.

     Justin Knight. Mr. Knight, 35, currently serves as President of the Company. He has been with the Company since its inception. Mr. Knight also serves as President of Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., each of which is a real estate investment trust. In addition, Mr. Knight served as President of Apple Hospitality Two, Inc. when it was sold to an affiliate of ING Clarion in May of 2007 and President of Apple Hospitality Five, Inc. when it was sold to Inland American Real Estate Trust, Inc. in October of 2007. Mr. Knight joined the companies in 2000. From 1999 to 2000, Mr. Knight served as Senior Account Manager for iAccess.com, LLP, a multi-media training company. In 1999 he was also an independent consultant with McKinsey & Company providing research for the company’s Evergreen Project. From 1997 to 1998, he served as President and Web Design Consultant of a Web development firm – Cornerstone Communications, LLC. From 1996 to 1998, Mr. Knight served as Senior Asset Manager and Director of Quality Control for Cornerstone Realty Income Trust, a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. Mr. Knight is co-chairman for the Cashell Donahoe Scholarship Memorial Fund created to provide need-based scholarships to students of Southern Virginia University in Buena Vista, Virginia. Mr. Knight also serves on the Marriott Owners Advisory Council and the Hilton Garden Inn Advisory Council. Mr. Knight holds a Master of Business Administration degree with emphasis in Corporate Strategy and Finance from the Marriott School at Brigham Young University, Provo, Utah. He also holds a Bachelor of Arts degree, Cum Laude, in Political Science from Brigham Young University, Provo, Utah.

     David McKenney. Mr. McKenney, 46, has served as President of Capital Markets for the Company since its inception. He also serves as President of Capital Markets for Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., each of which is a real estate investment trust. Mr. McKenney served in the same capacity for Apple Hospitality Two, Inc. until its sale to an affiliate of ING Clarion in May of 2007 and Apple Hospitality Five, Inc. until it was sold to Inland American Real Estate Trust, Inc. in October of 2007. Both of the companies were real estate investment trusts. From 1994 to 2001, Mr. McKenney served as Senior Vice President and Treasurer of Cornerstone Realty Income Trust, Inc., a REIT that owned and operated apartment communities in Virginia, North Carolina, South Carolina, Georgia and Texas. From 1992 to 1994, Mr. McKenney served as Chief Financial Officer for The Henry A. Long Company, a regional development firm located in Washington, D.C. From 1988 to 1992, Mr. McKenney served as a Controller at Bozzuto & Associates, a regional developer of apartments and condominiums in the Washington, D.C. area. Mr. McKenney also has five years of experience with Arthur Andersen & Co. Mr. McKenney is a Certified Public Accountant, holds a Virginia Real Estate Sales License, and is a member of the National Association of Real Estate Investment Trust (NAREIT) and the National Investor Relations Association (NIRA). Mr. McKenney holds Bachelor of Science degrees in Accounting and Management Information Systems from James Madison University, Harrisonburg, Virginia.

     Bryan Peery. Mr. Peery, 44, currently serves as Executive Vice President and Chief Financial Officer for the Company and has been with the Company since its inception. He also serves as Executive Vice President and Chief Financial Officer for Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., each of which is a real estate investment trust. Mr. Peery served as Senior Vice President, Chief Financial Officer and Treasurer for Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc. Apple Hospitality Two was sold to an affiliate of ING Clarion in May of 2007 and Apple Hospitality Five was sold to Inland American Real Estate Trust, Inc. in October of 2007. Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998), of This End Up Furniture Company. Mr. Peery was with Owens & Minor, Inc. from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting. Mr. Peery’s experience also includes five years of service with KPMG LLP. Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia. Mr. Peery is a Certified Public Accountant.

Stock Option Grants in Last Fiscal Year

     In 2004, the Company adopted a Non-Employee Directors Stock Option Plan (the “Directors Plan”) and an Incentive Stock Option Plan (the “Incentive Plan”). The Directors Plan provides for automatic grants of options to acquire Units. The Directors Plan applies to directors of the Company who are not employees of the Company. The Incentive Plan permits grants of awards that may consist of restricted Units or options to acquire Units. Such awards under the Incentive Plan may be granted to certain employees (including officers and directors) of the Company, Apple Six Advisors, Inc. or Apple Six Realty Group, Inc.

     Since adoption of the Directors Plan and the Incentive Plan, none of the participants have exercised any of their options to acquire Units. No awards have been granted under the Incentive Plan since inception of the plan. The following table shows the options to acquire Units that were granted under the Directors Plan in 2008:

Option Grants in Last Fiscal Year

Number of Units Underlying Options Granted in 2008(2)
Name(1)
Glade M. Knight	0
Lisa B. Kern	18,137
Bruce H. Matson	18,137
Michael S. Waters	18,137
Robert M. Wily	18,137

(1)	Glade M. Knight is eligible only for the Incentive Plan. All other listed individuals participate in the Directors Plan.
(2)	Options granted in 2008 are exercisable for ten years from the date of grant at an exercise price of $11 per Unit.

Audit Committee Report

     The Audit Committee of the Board of Directors is composed of three directors. All three directors are independent directors as defined under “Committees of the Board.” The Audit Committee operates under a written charter that was adopted by the Board of Directors on February 9, 2005, and is annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its oversight duties, the Committee reviewed and discussed the audited financial statements for the fiscal year 2008 with management and the Company’s independent auditors, Ernst & Young LLP, including the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Additionally, the Audit Committee has received the written disclosures from the independent auditors required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

     The members of the Audit Committee are not experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles.

April 9, 2009	Lisa B. Kern, Chairperson Michael S. Waters Robert M. Wily

Certain Relationships and Agreements

     The Company has significant transactions with related parties. These transactions may not have arms-length terms, and the results of the Company’s operations might be different if these transactions had been conducted with unrelated parties. The Company’s independent members of the Board of Directors oversees the existing related party relationships and are required to approve any material modifications to the existing contracts. At least one member of the Company’s senior management team approves each related party transaction.

     The Company has contracted with Apple Six Realty Group, Inc. (“ASRG”) to provide brokerage services for the acquisition and disposition of real estate assets. ASRG is wholly-owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. In accordance with the contract, ASRG is paid a fee equal to 2% of the gross purchase or sales price (as applicable) of any acquisitions or dispositions of real estate investments, subject to certain conditions. Total payments to ASRG for services under the terms of this contract have been approximately $16.9 million since 2004, of which $0.4 million was earned and paid in 2008.

     The Company also has contracted with Apple Six Advisors, Inc. (“ASA”), a company wholly-owned by Glade M. Knight to advise the Company and provide day-to-day management services and due-diligence services on acquisitions. In accordance with the contract, the Company pays ASA a fee equal to 0.1% to 0.25% of the total equity contributions to the Company, in addition to certain reimbursable expenses. ASA utilized Apple Hospitality Two, Inc. to provide these services until May 2007. From June to October 2007, ASA utilized Apple Fund Management , LLC (“AFM”) a subsidiary of Apple Hospitality Five, Inc. (“AHF”) to provide these services. In October 2007, AHF merged with an unrelated third party and the Company acquired all of AHF’s interest in AFM, at no incremental cost to the Company. The aggregate amount of costs paid by the Company to ASA in 2008 was approximately $2.5 million. As a result of its acquisition of AFM, the Company provides support services to Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc., Apple Seven Advisors, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors Inc., Apple Suites Realty Group, Inc. (“Suites”) and ASRG. These companies reimburse Apple REIT Six, Inc. for the cost of these services. Total reimbursement in 2008 was approximately $4.6 million.

Compensation Discussion and Analysis

General Philosophy

     The Company’s executive compensation philosophy is to attract, motivate and retain a superior management team. The Company’s compensation program rewards each senior manager for their contribution to the Company. In addition, the Company uses annual incentive benefits that are designed to be competitive with comparable employers and to align management’s incentives with the interests of the Company and its shareholders.

     With the exception of the Company’s Chief Executive Officer (“CEO”), the Company compensates its senior management through a mix of base salary and bonus designed to be competitive with comparable employers. The Company has not utilized stock based awards or long term compensation for senior management. The Company believes that a simplistic approach to compensation better matches the objectives of all stakeholders. Each member of the senior management team performs similar functions for Apple REIT Seven, Inc. (“A7”), Apple REIT Eight, Inc. (“A8”), Apple REIT Nine, Inc. (“A9”), ASRG, Suites, ASA, Apple Seven Advisors, Inc. (“A7A”), Apple Eight Advisors, Inc. (“A8A”) and Apple Nine Advisors, Inc. (“A9A”). As a result each senior manager’s total compensation paid by the Company is proportionate to the estimated amount of time devoted to activities associated with the Company. The CEO is Chairman of the Board of Directors, CEO and sole shareholder of ASRG, Suites, ASA, A7A, A8A and A9A, each of which has various agreements with the Company, A7, A8 and A9. During 2008, ASRG, Suites, A7A, A8A and A9A received fees of approximately $32.2 million from the Company, A7, A8 and A9. The Compensation Committee of the Board of Directors considers these agreements when developing the CEO’s compensation. As a result, the Company’s CEO has historically been compensated a minimal amount by the Company. Annually, the Chairman of the Board of Directors develops the compensation targets of senior management (as well as goals and objectives) with input from other members of senior management and reviews these items with the Compensation Committee of the Board of Directors.

Base and Incentive Salaries

     The process of establishing each senior manager’s compensation involves establishing an overall targeted amount and allocating that total between base and incentive compensation. The overall target is developed using comparisons to compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual. It is the Company’s intention to set this overall target sufficiently high to attract and retain a strong and motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. Once the overall target is established, approximately 75% of that number is allocated to base salary and the remaining 25% is allocated to incentive compensation. The incentive compensation is then allocated 50% to Company overall performance (typically Funds From Operations (FFO) targets) and 50% to each individual’s subjective performance objectives.

Change In Control Benefits

     The Company has established an Executive Severance Pay Plan (“the Plan”) and Employee Severance Plan to provide protection to each employee (excluding the CEO) in case of a significant change in ownership. The Plan is intended to provide an incentive to each employee to work through any change in ownership and not leave the Company if another longer term opportunity arises. Each employee is only eligible for the benefits if a significant change in ownership of the Company occurs and the employee is terminated within one year of the change in ownership and is not offered employment by one of the Company’s affiliated companies (A7, A8, A9, ASRG, ASA, A7A, A8A or A9A). Significance of change in ownership and termination are defined in the Plan document.

     The senior management severance benefits are: (i) to the extent not previously paid, the salary and any accrued paid time off through the date of the termination; (ii) an amount equal to the product of (a) the annual bonus for the calendar year immediately preceding the calendar year in which the termination occurs multiplied by (b) a fraction, the numerator of which is the number of days employed by the Company during the calendar year in which the change in control occurs, and the denominator of which is 365; and (iii) an amount equal to 2.5 times the sum of the Senior Manager’s annual base salary and annual bonus.

     In addition, following a significant change in control and a termination, the senior manager (if entitled to severance benefits) will become fully vested in any and all stock incentive awards granted to the senior manager (if any are ever issued) under any plan or otherwise which have not become exercisable as of the date of the change in control and all stock options (including options vested as of the change in control) will remain exercisable until the applicable option expiration date.

     The Company also will arrange to provide, for a period of one year from the senior manager’s termination, the senior manager and his family benefits (including, without limitation, medical, dental, health, disability, individual life and group life insurance benefits) that are at least as favorable as those provided under the most favorable plans of the Company applicable with respect to the senior manager and their family during either (i) the 90-day period immediately preceding the change in control, or (ii) the 90-day period immediately preceding the senior manager’s termination date. Notwithstanding the foregoing, if the senior manager obtains comparable coverage under any benefits provided by another employer, then the amount of coverage required to be provided by the Company will be reduced by the amount of coverage provided by such other employer’s benefit plans.

     Also, the Company will, at its sole expense, pay on behalf of each senior manager, as incurred, up to $15,000 in fees and costs charged by a nationally recognized outplacement firm selected by the senior manager to provide outplacement service for one year after the termination date.

     As of December 31, 2008 if a termination event had occurred each senior manager would have been offered employment by A7, therefore no amounts would have been payable under the plan.

Perquisites and Other Benefits

     Senior management may participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and 401K plan. As noted in the Summary Compensation Table below, the Company provides limited perquisites to its Senior Managers.

Summary Compensation Table

Name	Position	Year	Salary	Bonus	All Other Compensation(1)	Total(2)
Glade Knight	Chief Executive Officer	2008 2007 2006	$12,500 11,000 —	$203 — —	$3,525 3,621 —	$16,228 14,621 —
Justin Knight	President	2008 2007 2006	85,750 77,000 60,000	12,431 — 30,221	7,017 6,982 8,605	105,198 83,982 98,826
David McKenney	President, Capital Markets	2008 2007 2006	85,750 77,000 75,000	12,431 — 30,221	6,616 5,937 7,032	104,797 82,937 112,253
Kristian Gathright	Executive Vice President, Chief Operating Officer	2008 2007 2006	61,250 55,000 45,000	12,431 — 30,221	6,916 5,186 6,189	80,597 60,186 81,410
Bryan Peery	Executive Vice President, Chief Financial Officer	2008 2007 2006	47,500 50,000 42,500	9,640 — 15,221	4,651 6,059 7,649	61,791 56,059 65,370

(1)	Includes portion of health insurance, life insurance, parking and 401K match paid by the Company.
(2)	As discussed on pages 10 and 11, represents Apple REIT Six’s allocated share of each officer’s total compensation.

Compensation Committee Report

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                              The Compensation Committee:
                                                     Bruce H. Matson, Chairman
                                                     Robert M. Wily

Section 16(a) Beneficial Ownership Reporting Compliance

     The Company’s directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, have filed reports with the Securities and Exchange Commission with respect to their initial ownership of Common Shares and any subsequent changes in that ownership. The Company believes that during 2008 each of its officers and directors complied with any applicable filing requirements.

     In making this statement, the Company has relied solely on written representations of its directors and executive officers and copies of reports that they have filed with the Securities and Exchange Commission. In 2008, and in 2009 through the Record Date, no person held more than 10% of the outstanding Common Shares.

Independent Public Accountants

     The firm of Ernst & Young LLP served as independent auditors for the Company in 2008. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be available to answer appropriate questions from shareholders. The Board of Directors has approved the retention of Ernst & Young LLP as the Company’s independent auditors for 2009, based on the recommendation of the Audit Committee. Independent accounting fees for the last two fiscal years are shown in the table below:

Year	Audit Fees	Audit- Related Fees	Tax Fees	All Other Fees
2007	$340,000	—	—	$1,500
2008	$273,000	—	—	$1,500

     All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations and the annual audit of the Company was pre-approved by the Audit Committee, as required by applicable law. The natures of the services categorized in the preceding table are described below:

     Audit Fees. These are fees for professional services rendered for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings or services normally provided by the independent auditor in connection with statutory or regulatory filings or engagements and other accounting and financial reporting work necessary to comply with the standards of the PCAOB.

     Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services include accounting consultations, internal control reviews, audits in connection with acquisitions, attest services related to financial reporting that are not required by statute or regulation and required agreed-upon procedure engagements.

     Tax Fees. Such services, while not provided to the Company by Ernst & Young LLP, include tax compliance, tax advice and tax planning.

     All Other Fees. These are fees for other permissible work that does not meet the above category descriptions. Such services include information technology and technical assistance provided to the Company. Generally, this category would include permitted corporate finance assistance, advisory services and licenses to technical accounting research software.

     These accounting services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the core area of accounting work by Ernst & Young LLP, which is the audit of the Company’s consolidated financial statements.

     Pre-Approval Policy for Audit and Non-Audit Services. In accordance with the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve up to $25,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services reported in the preceding fee-table for fiscal years 2007 and 2008 were pre-approved by the full Audit Committee, as required by then applicable law.

Other Matters for the 2009 Annual Meeting of Shareholders

     Management knows of no matters, other than those stated above, that are likely to be brought before the Annual Meeting. However, if any matters that are not currently known come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Common Shares represented by such proxy on such matters in accordance with their best judgment.

Matters to be Presented at the 2010 Annual Meeting of Shareholders

     Any qualified shareholder who wishes to make a proposal to be acted upon next year at the 2010 Annual Meeting of Shareholders must submit such proposal for inclusion in the Proxy Statement and Proxy Card to the Company at its principal office in Richmond, Virginia, by no later than December 5, 2009.

     In addition, the Company’s bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary of the Company (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year. The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, assuming the Company’s 2010 Annual Meeting is held in May 2010, to be presented at such Annual Meeting, a shareholder proposal must be received by the Company on or after February 1, 2010 but no later than February 28, 2010.

                                                                                                                                                                                                                       By Order of the Board of Directors

                                                                                                                                                                                                                       David Buckley
                                                                                                                                                                                                                       Secretary

April 9, 2009

THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING
THE ENCLOSED PROXY CARD TO AVOID COSTLY SOLICITATION. YOU CAN SAVE THE
COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY CARD
IMMEDIATELY.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

Apple	The undersigned hereby appoints David McKenney, Bryan Peery and David Buckley as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all common shares of Apple REIT Six, Inc. held by the undersigned on March 26, 2009, at the Annual Meeting of Shareholders to be held on May 14, 2009, or any adjournment thereof. If either of the director nominees specified below ceases to be available for election as a director, discretionary authority may be exercised by each of the proxies named herein to vote for a substitute.
REIT Six, Inc.

814 East Main Street Richmond, VA 23219

              Management recommends a vote of “FOR” in item 1.

1. ELECTION OF DIRECTORS
FOR Lisa B. Kern r	WITHHOLD AUTHORITY to vote for Lisa B. Kern r
FOR Michael S. Waters r	WITHHOLD AUTHORITY to vote for Michael S. Waters r

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.

(Continued on reverse side)

Please indicate whether you plan to attend the Annual Meeting in person:   r Yes    r No

     Please print exact name(s) in which shares are registered, and sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other entity, please sign in partnership or other entity name by authorized person.

Dated:	, 2009
Printed Name

Signature

Signature if held jointly
Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.
Title of Signing Person (if applicable)